Exhibit 99.1

For more information, please contact:
Zia Uddin
Monroe Capital LLC
312-523-2374
zuddin@monroecap.com

Prosek Partners
pro-Monroe@prosek.com

Monroe Capital Completes Strategic Partnership with Wendel Group

●	Strategic partnership will support future growth initiatives and expand Monroe’s U.S. private credit platform
●	Wendel commits $1 billion for seed capital and GP commitments for current and future Monroe investment strategies and acquires a majority stake in Monroe Capital
●	Monroe continues to operate independently with no changes to investment process, strategy or operations
●	AXA IM Prime, through its GP-stake strategy, invests alongside Wendel to acquire a minority stake in Monroe

Chicago, IL, March 31, 2025 – Monroe Capital LLC (“Monroe”) announced the closing of its partnership agreement with Wendel Group (Euronext: MF:FP) (“Wendel”), one of Europe’s leading listed investment firms. The transaction was originally announced on October 22, 2024.

Per the partnership agreement, Wendel has committed $1 billion for seed capital and GP commitments for current and future Monroe investment strategies. Wendel, jointly with a minority investment from AXA IM Prime, has purchased a 75% equity stake in Monroe. Wendel will use its significant balance sheet to support Monroe including by funding growth initiatives and expanding Monroe’s private credit platform.

Monroe will continue to operate independently, maintaining its current leadership structure, investment process, strategy and operations. Investment advisory agreements between Monroe and its funds, including its business development companies, remain in place. The selling shareholders have retained a 25% stake in the business, with no impact on the firm’s broader economic alignment with limited partners, including existing fund commitments and carried interest.

Wendel and AXA IM Prime have a longstanding relationship and have jointly worked since inception on the current transaction. AXA IM Prime is a shareholder, through its GP-stake fund “AXA IM Prime Capital Partners I” (“PCP I”), alongside Wendel in Monroe Capital. AXA Group (CS-FP) are the anchor investor of PCP I and already a significant and historic limited partner in Monroe Capital’s funds.

Theodore L. Koenig, Chairman and CEO of Monroe, said, “We are proud to finalize our partnership with Wendel and AXA IM Prime, a milestone achievement in our two-decade journey. Together, we are eager to collaborate and align our efforts to deliver exceptional results for our investors and clients worldwide.”

Zia Uddin, President of Monroe, said, “We are delighted to have secured a long-term, reliable partner who will play a pivotal role in strengthening our scalability and driving the accelerated growth of our asset management platform. In the evolving world of asset management, private credit stands apart—offering bespoke solutions, unparalleled flexibility, and a unique ability to potentially unlock hidden value in underserved markets.”

Laurent Mignon, Group CEO of Wendel, said, “We are excited to take the next step in our partnership with Monroe’s talented team and support their next phase of growth and success. We look forward to working together to deliver long-lasting value to our investors while helping to expand Monroe’s asset management platform and enhancing their position in the market.”

Goldman Sachs & Co. LLC acted as exclusive financial advisor to Monroe, and Fried, Frank, Harris, Shriver & Jacobson LLP acted as legal counsel to Monroe. UBS acted as exclusive financial advisor to Wendel and Kirkland & Ellis LLP acted as legal counsel to Wendel.

About Monroe Capital

Monroe Capital LLC (“Monroe”) is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, alternative credit solutions, structured credit, real estate and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and has 11 locations throughout the United States, Asia and Australia.

Monroe has been recognized by both its peers and investors with various awards including Private Debt Investor as the 2024 Lower Mid-Market Lender of the Year, Americas and 2023 Lower Mid-Market Lender of the Decade; Inc.’s 2024 Founder-Friendly Investors List; Global M&A Network as the 2023 Lower Mid-Markets Lender of the Year, U.S.A.; DealCatalyst as the 2022 Best CLO Manager of the Year; Korean Economic Daily as the 2022 Best Performance in Private Debt – Mid Cap; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information and important disclaimers, please visit www.monroecap.com.

About Wendel

Wendel is one of Europe’s leading listed investment firms. Regarding its principal investment strategy, the Group invests in companies which are leaders in their field, such as ACAMS, Bureau Veritas, Crisis Prevention Institute, Globeducate, IHS Towers, Scalian, Stahl and Tarkett. In 2023, Wendel initiated a strategic shift into third-party asset management of private assets, alongside its historical principal investment activities. In May 2024, Wendel completed the acquisition of a 51% stake in IK Partners, a major step in the deployment of its strategic expansion in third-party private asset management and also announced in October 2024 the acquisition of 75% of Monroe Capital. Pro forma of Monroe Capital, Wendel manages more than 33 billion euros on behalf of third-party investors, and c.7.4 billion euros invested in its principal investments activity. Wendel is listed on Eurolist by Euronext Paris. For more information, please visit www.wendelgroup.com.

About AXA IM Prime

Launched in 2022, AXA IM Prime is the Private Markets Enabler and Hedge Funds platform of AXA IM with c. €40 billion of assets under management as at the end of December 2024. AXA IM Prime has been formed by hosting the Private Markets business that AXA Group investment teams have built and the Hedge Fund investment teams from AXA IM It offers global and diversified private market solutions through primaries, secondaries and co-investments across private equity, infrastructure equity, private debt and hedge funds.

As both a principal investor and a General Partner, AXA IM Prime holds a deep understanding of client needs and offers a differentiated, global perspective of the investment world. It aims to create sustainable value for its clients, integrating ESG practices and encouraging ESG best practices within the industry. Visit our website: https://www.axa-im.com/prime.